Sonaecom offers premium
value and cash certainty
today

PT offers nothing new:
uncertainty and inferior
value over
more than 3 years

Exhibit (a)(5)(L)

PT’s “new” defence plan is misleading and clearly
inferior to €10.50 cash per share today

No incremental value: slightly higher distribution with higher execution risk

Switch from special dividend to share buyback at uncertain
price

€11.50 per share is a red herring. PT does not commit to
buyback shares at that price

€5.60 per share number includes €0.475/share dividend
already paid in 2006

Total dividend does not change with the announced “increase”
to €0.575 per share. The new dividend multiplied by lower
number of shares corresponds to an increase of only €6mm

PT’s defence includes 32% of total cash distribution in the form of an overvalued PTM stock

Synergy analysis is flawed and misleading

No assumptions discussed

Impact of Competition Authority remedies not included

Terminal value growth rate geared towards artificially
increasing the valuation

Critical question is choosing between stand-alone value of PT
vs. €10.50 per share cash offer today

PT’s shareholders should not be misled by “new”
defence plan

Nothing new in PT’s response: €10.50 per share
cash offer is the clear choice

Sonaecom’s is offering €10.50 in cash per PT ordinary share
(or the USD equivalent per ADS) today

A cash offer at a significant premium to PT’s fundamental
value

A €3.6bn premium to similar change of control transaction
multiples

A €3.1bn premium to current telco peer trading multiple on
top of a 31% telco market rally1

A €2.1bn premium to market analysts’ fair valuations

Sonaecom’s offer is paying away the transaction synergies
to PT shareholders in cash today

Sonaecom is assuming the execution risk of extracting
these synergies

PT's standalone strategy only promises uncertain cash
distribution over more than 3 years

PT places its own interests before shareholder value

If Sonaecom’s Offer fails, PT and PTM's share price is
likely to come under considerable downward pressure

1 M&A-Free Telco Index that includes companies such as, Belgacom, BT Group, Deutsche Telekom, France Telecom, Swisscom, Telefonica,
Telekom Austria, Telenor and Vodafone. Index is based on non-weighted prices (Source: Datastream as of February 20, 2007)

Sonaecom offers PT shareholders a full price

and cash certainty today

Sonaecom Offers Premium Value and Cash
Certainty Today

PT’s “new” defence plan is misleading and
clearly inferior to €10.50 cash per share
today

€2.1
€2.1
€2.0
€6.2
Ordinary Dividends
Acquisition of own shares
PTM Shares
Total Share Return

€1.4
€1.4
€1.0
€3.8
Ordinary Dividends 2007-09
Acquisition of own shares at €3.58/share
PTM Shares at 9.5x FV/EBITDA 07E
Total Share Return

PT’s “new” proposed shareholder remuneration is
based on a higher execution risk

The “Ordinary dividends” still includes the dividend paid in 2006, the incremental dividend will only be paid after completion of the shares buyback

The buyback is not specified and the reference to an acquisition price of "up to"
€11.50 is misleading and meaningless

Shareholders to receive an even more overvalued PTM, that trades at a more than
100% premium to European cable peers and will fall if the bid lapses

But we need carefully to look at the details of the new proposal:

PT’s defence plan announced on February 20, 2007:

Per PT
share (€)

€1.9

€1.9

€1.8

€5.6

2006-2009 Total Shareholder Remuneration (€bn except per share data)

18%

18%

17%

53%

% of

€10.50

PT’s new proposal is still based on future promises and
contains significant downside risk

Overvalued

When? What price?

The truth is the NPV analysis indicates a different scenario :

Per PT
share (€)

€1.3

€1.3

€0.9

€3.5

12%

12%

9%

33%

% of

€10.50

Including 2006
dividend

PT's is totally silent on the implied
premiums that €10.50 per share cash
offer represents

€10.50 per share offers a significant
premium to:
- Trading comparables
- Transaction comparables
- Market analysts’ fair valuations

€10.50 per share cash offers significant
premium to fundamentals, reflecting
the payment of transaction synergies
only available in deal to Sonaecom

PT’s stand alone value prospect is
significantly lower than €10.50: the
choice is clear

6.9x
8.4x
Comparable companies
Sonaecom's offer for PT

11.1x
14.4x
Comparable companies
Sonaecom's offer for PT

15.4x
20.2x
Comparable companies
Sonaecom's offer for PT

Implied €10.50 cash offer multiples represents a
significant excess to current trading…

2007E

1.5x

EV/EBITDA Adjusted1

2007E

EV/Operating Cash Flow1

2007E

P/E Adjusted1

Multiples of comparable listed European telecommunications companies vs.
multiple of Sonaecom’s Offer for PT

33.5%

3.2x

¹ Please refer to the Appendix A for further details

… and transaction comparables…

Recent comparable transactions in the European telecommunications industry

TDC/NTC

(Nov 05)

Cesky
Telecom/TEF

(Mar 05)

Sonaecom’s
offer for PT

Median of
comparable
transactions

+1.7x

EV/LTM Adjusted EBITDA1

Comparable transactions include:

Acquisition of TDC by NTC in November 05

Acquisition of Cesky Telecom by Telefonica in March 05

Most comparable to PT as they are incumbent telecommunications companies with similar:

Business mix (fixed, mobile, broadband and in the case of TDC, cable)

Market share

Tax environment

… ,as well as to the market analysts’ fair valuations

Median of market
analysts’ fair values per
share of PT

Sonaecom’s
offer for PT

Median of market analysts’ fair values for PT (unaffected by the offer)1

+€1.9/share

Sonaecom has put forward its best and
final offer

It is now up to you,
as a PT shareholder to crystallize your
value by attending the EGM, voting in
favour of
amending PT’s articles and
authorizing Sonaecom to acquire
more than 10% of PT’s share capital
and tendering your shares on or before
March 9, 2007

Attend the EGM and Vote In Favour of proposed
changes to the articles

Not voting at the EGM is effectively voting against the
Offer!

Sonaecom’s offer is subject to the amendment of PT’s articles of association

Such amendment requires shareholders representing at least one third of the share capital to be present or represented at the EGM and approval by a two-thirds of the votes cast

If the PT articles amendment is not approved on March 2, 2007,
Sonaecom’s offer will lapse and fail

Voting in favour of the amendment of PT’s articles is crucial to enable you to receive Sonaecom’s premium cash offer

All the scenarios PT’s management and certain minority shareholders appear to be communicating to the market are an attempt to block the deal at any price, as it has been the case since the launch of the bid

Do not support PT’s management and certain minority  shareholders efforts to try to make the vote at the EGM more difficult

Institutional Shareholder Services and Glass Lewis, have recommended that their clients vote in favour

High risks inherent in a stand-alone PT if
Sonaecom’s bid fails

High likelihood that PT’s share price will fall sharply

PT will be forced to sell PTM, which today is clearly
overvalued, trading at circa 100% premium to European
cable peers

Domestic wireline business to come under greater
regulatory and competitive pressure (not least of all due to
PTM spin-off)

Mobile business will continue to be under market share
pressure from Vodafone

International portfolio will continue to represent a
disperse set of minority shareholdings with no clear
synergies

Vivo will continue to lose market share, despite GSM
migration, and value

PT shareholder base will be even more misaligned, with
competing agendas and interests

PT will be a much more levered entity and its investment
grade credit rating will come under pressure

Appendix A – Sources of information

Bases of Calculation and Sources of Information

€11.50 per share reference relates to the maximum price at which PT is referring that would acquire 16.5%
of its own share capital as part of its announced defence plan (document published on February 20, 2007).

€5.60 per share reference relates to the amount that is promised to be distributed to shareholders by PT as part of its defence plan (document published on February 20, 2007). A dividend of €0.475/share was already distributed in May 2006.

The impact of €6mm is calculated based on the following: dividend of €0.575/share, assumed to be paid after acquisition of 16.5% own shares by PT, corresponds to a total of €532mm (€0.575 * number of current outstanding shares, excluding the current treasury stock and the 183mm shares that will be part of the
16.5% share buyback program). Dividend of €0.475/share multiplied by the current number of shares outstanding (1,108mm, excluding treasutry stock) shares gives a total of €526mm. The difference between the two values is €6mm.

PTM’s 32% contribution to total cash distribution is calculated based on figures published by PT on the
February 20, 2007, defence document. The spin-off of PTM is referred to contribute with €2.0bn to the total cash distribution of €6.2bn.

Please refer to the following pages for additional information on the calculation of the different implied offer premiums.

Peer cable European trading multiples figure is 8.1x 2007E EBITDA, being the median of the multiples of
NTL (adjusted to remove the impact of the non-cable businesses Sit-Up and Flextech), Liberty Global and
Telenet. Equity values used to calculate EVs are based on closing prices of PTMultimedia and the comparable companies on February 20, 2007. Comparable companies’ multiples were calculated using exactly the same methodology as for PT when calculating their EBITDA and Enterprise Values and disclosed on following pages.

Bases of Calculation and Sources of Information

Page 5 (cont’d)

PTMultimedia trading multiple is based on the median of recent market analysts’ estimates of major investment banks. The research reports used were the following: Ixis (Nov 10, 2006); Bernstein (Dec 13,
2006); Lehman Brothers (Jan 15, 2007); DB (Feb 1, 2007); Millennium Bcp Investimento (Feb 16, 2007).
The median PTMultimedia 2007 EBITDA based on these reports is €220mm. On the calculation of
PTMultimedia current trading multiple, the following assumptions were assumed in order to calculate the
€3,587mm Enterprise Value:

(+) Equity value as at February 20, 2007: €3,369mm (source: Datastream)

(+) Net debt as of December 31, 2006: €227mm (source: PTMultimedia 2006 unaudited results)

(+) Minority interests and Associates as of December 31, 2006: -€9mm (source: PTMultimedia 2006 unaudited results)

NPV calculation

Calculation of ordinary dividends remaining of €1.3/share or €1.4bn is based on three years of dividends at
€0.475 per share in 2007, €0.575 per share in 2008 and 2009. Assuming 1,108mm n° of outstanding shares in 2007 and 925mm in 2008 and 2009 (after treasury shares resulting from the 16.5% share buy back acquisition).

Calculation of PT shares buyback of €1.3/share or €1.4bn is based on the acquisition of 16.5% outstanding shares in February 2008 at €8.58 per share. This value reflects the median of broker target prices unaffected by the Offer (please see following pages).

Calculation of PTM value of €0.9/share or €1.0bn is based on assuming a 9.5x FV/EBITDA 07E. The implied
PTM’s equity value is €1,867mm.

All of the above mentioned values are discounted back to February 2007 at a 10% discount rate, in order to obtain the Net Present Value figures that are shown.

Bases of Calculation and Sources of Information

All market values as of the day before Sonaecom's announced the offer price increase for PT (February 14,
2007), as per the document published by Sonaecom on February 16, 2007.

EV (Enterprise Value) = Equity Value + Net Debt + Unfunded Pension Liability after tax + Minority Interests –
Associates.

Equity Value = number of outstanding shares (number of company shares - number of treasury shares) x price per share.

Adjusted EBITDA = EBITDA (Operating Income Earnings Before Interest, Tax, Depreciation, Amortization)
before pension expense and after curtailment costs.

EBITDA has been adjusted for the Pension expense in order for the multiples to be consistent, as the present value of the unfunded pension liability is already considered in the EV.

The curtailment costs adjustment is especially important in the case of PT, because of the recurrent nature of this item in PT (included in the last four years accounts) and due to the fact that most comparable companies (except Deutsche Telekom) do not refer to curtailment costs.

The EV used to calculate the multiples implied in the offered consideration, was € 17,913mm, calculated as described below:

(+) PT’s Equity Value: € 11,636mm (€ 10.50 per share * 1,108mm of shares, excluding 20.6mm of shares held through equity swap agreements, under the share buyback program approved in PT’s General
Shareholders Meeting, in April, 2005 (Source: PT’s 2006 unaudited results).

(+) Net debt: € 3,757mm (Source: 2006 PT’s unaudited results).

(+) Unfunded Pension Liability (after-tax): € 1,216mm (Source: PT’s 2006 unaudited results; €1,654mm gross of taxes, considering a 27.5% corporate tax rate).

(+) PTM Minority interests: € 1,339mm (42% of PTM’ equity value, based on company’s closing price on 14
February 2007).

(+)  Vivo Minority Interests of: € 929mm (portion of Vivo’s equity value, based on the company’s closing price on 14 February 2007). Note that Vivo is 50.00% consolidated but PT’s economic interest in Vivo is only
31.38%, thus the difference between 50.00% and 31.38% should be considered as minority interests.

(-) Associates: € 964mm (median of the five market analysts that recently disclosed their estimates for PT’s
Associates: Bernstein, BPI, Deutsche Bank, Lehman Brothers and Millennium bcp Investimento).

Bases of Calculation and Sources of Information (cont’d)

Page 7 (cont’d)

PT's consolidated financials used to calculate the multiples were based on the median of market recently published analysts’ estimates of major investment banks. The research reports used were the following:
Ahorro Corporación (10/Nov/06), Bear Sterns (15/Feb/07), Bernstein (13/Dec/06), Credit Suisse (10/Jan/07),
Deutsche Bank (01/Feb/2007), Dresdner Kleinwort (15/Jan/07), Ixis (10/Nov/06), Lehman Brothers
(15/Jan/07) and Millennium bcp Investimento (27/Dec/06). For the referred period, the only available analyst estimates not considered were Banif Inv. and Lisbon Brokers.

The estimates used for PT’s pension expense adjustment (€50mm in 2007) are based on the figures disclosed by PT's Chief Financial Officer ("CFO") on the 3Q06 earnings analysts’ conference held on
November 9, 2006.

The broker reports disclosing curtailment costs projection for PT are the following: Bear Sterns (15/Feb/07),
Bernstein (13/Dec/06), Credit Suisse (10/Jan/07), Ixis (10/Nov/06) and Millennium bcp Investimento
(27/Dec/06).

Please see detail of PT’s Adjusted EBITDA, Capex and Adjusted EPS 2007 to 2009 estimates,          used in
the calculation of the multiples implied offered consideration for PT on Appendix B.

For the comparable multiples, considered median of the multiples of Telefónica, Deutsche Telekom, France
Telecom, Telecom Italia, Swisscom, Telenor, Belgacom and OTE (comparable companies).

Equity values used to calculate EVs are based on closing prices of the comparable companies on February
14, 2006. Net Debt and Unfunded Pension Liabilities were based on the last interim results published by the comparable companies.

The median of market analysts’ estimates per major investment banks published after the release of the respective interim results, were used to calculate the unlisted minority interests, unlisted Associates,
Adjusted EBITDA, Capex and Adjusted EPS of the comparable companies.

Comparable companies’ multiples were calculated using exactly the same methodology, described above for PT, when calculating their Adjusted EBITDA, Operating Cash Flow and Capex.

Particularly, the unfunded pension liability adjustment to EV was made in the case of Deutsche Telekom,
France Telecom, Telecom Italia, Swisscom, Telenor, Belgacom and OTE (companies which also have unfunded pension liabilities). The curtailment costs adjustment to EBITDA is also done in the case of comparable companies where analysts publish estimates.

Calculation of premium of €3.1bn is based on 1.4x premium (median of implied premiums to EVs multiples of comparable companies) to Adjusted 07 EBITDA, where PT’s Adjusted 07 EBITDA is €2,143mm as shown in Appendix B.

Bases of Calculation and Sources of Information (cont’d)

LTM refers to Last Twelve Months EBITDA prior to announcement date. TDC/NTC implied transaction multiple is pro forma for the previously announced sale of the TDC Directories business.

Latest publicly filed target company reports used to calculate the Adjusted EBITDA. TDC’s EBITDA was adjusted for DKK 637mm of curtailment costs in the LTM before the announcement. TDC did not report any material unfunded pension liability or pension expenses. Cesky Telecom did not report any material unfunded pension liability, pension expense or curtailment costs below its EBITDA line. EV was calculated using offer documents to calculate transaction price, and latest publicly filed target company reports to calculate net debt and number of shares of the target.

For PT, assuming 2006 unaudited reported EBITDA of €2,424mm, adjusted to exclude the extraordinary negative post retirement benefit cost of €72mm and to include PT’s forecasted cost of €64mm. After this adjustment, referred by PT on its published 2006 unaudited results (page 8), the 2006 EBITDA is €2,288mm.

PT’s Adjusted 06 EBITDA assumed in the multiple calculation is assessed considering a pension expense of
€64mm, as mentioned above, and 2006 reported curtailment costs of €229mm. This last value excludes the extraordinary impact resulted from the termination of the protocol with the national healthcare system, as per
PT’s 2006 unaudited reported results (page 3 of the document released by the company). PT’s Adjusted 06
EBITDA of €2,123mm.

Calculation of premium of €3.6bn is based on 1.7x premium to Adjusted 06 EBITDA, where PT’s Adjusted
06 EBITDA is €2,123mm as shown above.

Source: International and Portuguese major investment banks published research reports that have disclosed its fair sum-of-the-parts valuation for PT, unaffected by the Offers (excluding only the Lisbon
Brokers and Banif Investimentos for the considered period).

The investment banks used were: Deutsche Bank, €10.50/share (01/Feb/07); Lehman Brothers, €7.30/share
(15/Jan/07); Sanford Bernstein, €8.05/share (13/Dec/06); Exane BNP Paribas, €9.10/share (13/Dec/06);
Millennium BCP Inv, €11.50/share (01/Dec/06); Banco BPI, €8.02/share (26/Sep/06).

Calculation of premium of €2.1bn is based on €1.93 per share premium of Sonaecom’s offer of the median analysts’ fair value targets for PT, multiplied by 1,108mm number of outstanding shares (after treasury shares).

Appendix B – Detail of PT’s Adjusted
EBITDA, Capex and Adjusted EPS 2007
to 2009 estimates, used in the
calculation of the multiples implied in
the offered consideration for PT

A. Analyst's EBITDA Estimates for PT

1. Estimated EBITDA on February 2007 (€million)

Analyst	Date	2007E	2008E	2009E
Millenium BCP	27-Dec-06	2,232	2,362	2,399
Ahorro Corporacion	10-Nov-06	2,401	2,491	2,546
Ixis	10-Nov-06	2,302	2,414	
Bernstein Research	13-Dec-06	2,206	2,252	2,320
Credit Suisse	10-Jan-07	2,271	2,328	2,434
DW	15-Jan-07	2,294	2,386	
Lehman Brothers	15-Jan-07	2,219	2,234	2,345
Deutsche Bank	1-Feb-07	2,263	2,301	
Bear Sterns	15-Feb-07	2,330	2,376	2,394
Median		**2,271**	**2,362**	**2,397**

B. Analyst's Curtailment Costs Estimates for PT

1. Curtailment costs estimates on February 2007 (€million)

Analyst	Date	2007E	2008E	2009E
Millenium BCP	27-Dec-06	196	235	59
Ixis	10-Nov-06	125	125	
Bernstein Research	13-Dec-06	178	78	79
Credit Suisse	10-Jan-07	263	265	0
Bear Sterns	15-Feb-07	102	91	83
Median		**178**	**125**	**69**

C. Pension Expenses Estimates for PT

1. Pension expense estimates on February 2007 (€million)

Source	Date	2007E	2008E	2009E
PT's CFO figures disclosed	9-Nov-06	50		
Millenium BCP	27-Dec-06		38	34
Bernstein Research	13-Dec-06		40	40
Bear Sterns	15-Feb-07		66	66
Median[1]		**50**	**40**	**40**

[1] PT's CFO figures disclosed to 2006 and 2007, and median of analyst's estimates for 2008

D. Analyst's Adjusted EBITDA for PT

1. Adjusted EBITDA estimates on February 2006 (€million)

	2007E	2008E	2009E
Median of EBITDA Estimates	2,271	2,362	2,397
(+) Median of pension expenses estimates	50	40	40
(-) Median of curtailment costs estimates	178	125	69
EBITDA Adjusted	**2,143**	**2,277**	**2,368**

E. Analyst's Capex Estimates for PT

1. Capex estimates on February 2007 (€million)

Analyst	Date	2007E	2008E	2009E
Millenium BCP	27-Dec-06	837	806	751
Ahorro Corporacion	10-Nov-06	926	915	1,038
Ixis	10-Nov-06	871	855	
Bernstein Research	13-Dec-06	1,022	903	917
Credit Suisse	10-Jan-07	855	828	789
Lehman Brothers	15-Jan-07	979	949	958
Deutsche Bank	1-Feb-07	790	858	
Bear Sterns	15-Feb-07	924	870	828
Median		**898**	**864**	**873**

F. Analyst's EPS Estimates for PT

1. Adjusted EPS estimates on February 2007 (€/share)

Analyst	Date	2007E	2008E	2009E
Millenium BCP	27-Dec-06	0.55		
Ahorro Corporacion	10-Nov-06	0.64	0.73	0.71
Ixis	10-Nov-06	0.41	0.51	
DW	15-Jan-07	0.49	0.59	
Median		**0.52**	**0.59**	**0.71**

IMPORTANT NOTICE

This document relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A.
(“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The
Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer (the
“Portuguese Prospectus”).  PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do Mercado de Valores
Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s website at www.cmvm.pt.  The
Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the
“Purchasers”), for PT shares being conducted in the United States. The Purchasers have filed with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the “Tender
Offer Statement”). PT has filed a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the
Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information.  U.S.
INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER
TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC,
AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT
INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the
U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison
Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This document does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This document may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs.  Forward-looking statements are statements that are not historical facts.  These forward-looking statements may relate to, among other things:  management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company.  These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,”
“estimates,” “future” or similar expressions.  Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and
statements.   You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements.